EXHIBIT 99.1


On January 19, 1998, the Registrant issued the following press release:


           "PYR ENERGY SIGNS LETTER OF INTENT FOR ADDITIONAL CAPITAL

     DENVER -- PYR Energy Corporation (OTC EBB: PYRX) today announced that it has signed a letter of intent to issue up to 2,100,000 shares of its common stock in a private placement with a small group of investors at a price of $1.25 per share. The Company expects to receive up to $2,625,000 on or before January 30, 1998. Consummation of the private placement is subject to due diligence and the signing of a definitive purchase and sale agreement. The letter of intent provides that the Company will file a registration statement covering the potential resale of the shares by the purchasers. Subsequent to this offering, PYR will have 11.255 million common shares outstanding.

     "This offering will help to fund our ongoing exploration efforts, primarily in California," said D. Scott Singdahlsen, president of PYR. "The capital adds a new base of financial support for our long-term business plan and strategies."

     The Company also announced that on January 15, 1998, its "A" warrants to issue 2,047,500 shares of common stock expired unexercised. The Company's "B" warrants to issue 2,047,500 shares at $1.75 will expire on April 15, 1998.

     Operationally, PYR has signed a 3-D seismic acquisition contract with Western Geophysical, a division of Western Atlas International, Inc., to acquire approximately 60 square miles of 3-D seismic data over the Company's acreage in the southern San Joaquin Basin of California. Acquisition of the data is expected to commence in the first quarter of calendar 1998. Regarding the new seismic, Singdahlsen said, "We are excited to have one of the best 3-D acquisition companies in the world working for us. We believe advanced 3-D technology plays a key part in our team of geoscientists unraveling the stratigraphic complexities inherent in this basin."

     PYR Energy Corporation currently has active exploration projects in the San Joaquin Basin of California and in the Rocky Mountains.



Statements in this press release involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this press release. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this press release, please refer to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission during the past 12 months



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